EXHIBIT 21.1

            SUBSIDIARIES OF THE REGISTRANT


                                     STATE OR OTHER JURISDICTION OF
                                           INCORPORATION OR
            NAME                             ORGANIZATION

   1.  ClassroomDirect.com, LLC                Delaware
   2.  Childcraft Education Corp.              New York
   3.  Bird-in-Hand Woodworks, Inc.           New Jersey
   4.  Don Gresswell, Ltd.                  United Kingdom
   5.  Sportime Acquisition Inc.               Delaware
   6.  Sportime, LLC                           Delaware
   7.  SSI Acquisition Subsidiary, Inc.        Delaware
   8.  Global Video, LLC                       Arizona
   9.  JuneBox.com, Inc.                      Wisconsin